UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement

[   ]    Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))

[   ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[ x ]    Soliciting Material Pursuant to Section 240.14a-12


                         SENTINEL GROUP FUNDS, INC.

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.)  Title of each class of securities to which transaction applies:
     2.)  Aggregate number of securities to which transaction applies:
     3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):
     4.)  Proposed maximum aggregate value of transaction:
     5.)  Total fee paid:


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Information on Proxies

On November 21, 2005, December 19, 2005 or January 9, 2006, shareholders approved several proposals, including
     o    Electing the Board of Directors of Sentinel Group Funds, Inc.,
     o New advisory fees for the Common Stock, High Yield Bond, International Equity and Mid Cap Growth Funds and
     o Fundamental investment policies for each Fund that is a series of Sentinel Group Funds, Inc.

The shareholder meeting has been adjourned until January 24, 2006 for the following proposals in order to provide additional time to solicit votes:
     o    New advisory fees for the Small Company Fund and
     o    A new Charter

Please click here to view the proxy statement.*
*Note, this may take several minutes to download depending on the speed of your internet connection.

All proposals approved at the November 21, 2005 meeting became effective on December 19, 2005. Proposals approved on December 19, 2005 became effective December 22, 2005. Proposals approved at the January 9, 2006 meeting will become effective as soon as practicable.

You may vote in the following manner:

     o Authorize a proxy by touch tone phone by calling the phone number listed on your proxy card;
     o    Authorize a proxy by Internet
          Click here if your proxy card shows this logo [Sentinel Fund Logo]

          Click here if your proxy card shows this logo [ADP Logo];

     These links will take you to the proxy voting site of a vendor that has contracted with us or your financial intermediary and who is not affiliated with the Sentinel Funds. The Sentinel Funds are not responsible for the content or operation of these sites.

     o Authorize a proxy by completing, signing, dating and returning your proxy card or
     o    Attend the meeting and vote by ballot.

To vote by touch tone phone or Internet, you will need the control number printed on your proxy card.

      The Board of Directors recommends that you vote for these proposals.

                           Frequently Asked Questions

                           Your vote is very important

Q.   What does it mean to be represented by proxy?
A. Being represented by proxy means that you have appointed someone else to act on your behalf as your proxy at the stockholders meeting. Your appointed proxy must vote each proposal according to the instructions you provided.

Q. On what am I being asked to vote at the adjourned special shareholder meeting on January 24, 2006 ("Meeting")?
A. You are being asked to approve (1) the amendment and restatement of the Charter of Sentinel Group Funds, Inc. and (2) new advisory fees for the Small Company Fund.

Q.   Has the Board approved these Proposals?
A. The Board has approved each Proposal and recommends that you vote in favor of the applicable Proposals.

Q.   What is changing in my Fund's advisory agreement?
A. Under the proposed amendments, the Small Company Funds' assets would not be aggregated with the Balanced, International Equity and Mid Cap Growth Funds when determining the breakpoint level for its advisory fee. In addition, the Fund would be subject to a new advisory fee schedule. All other provisions of the advisory agreements are unaffected by the proposed amendments.

Q.   How will expenses be affected?
A. Pro forma total annual expenses reflect an increase for each Class of each of the Small Company Fund. Note, however, the new advisory fee schedules do provide the opportunity for a lower effective advisory fee at high asset levels than would be possible under the current advisory fee schedules.

Q.   Why is the Board proposing to amend and restate the Charter?
A. The Board is recommending updating the Charter generally to make it more consistent with the changes in Maryland statutes and regulations and the mutual fund industry since the Charter was first adopted and last amended and restated almost ten years ago.

Q.   What happens if shareholders do not approve a Proposal?
A. Any applicable Fund that does not approve its new advisory fees will continue to be subject to its current advisory fee schedule. If the new Charter is not approved, the current Charter will remain in effect.

Q.   I don't own very many shares. Why should I bother to vote?
A. Your vote makes a difference. If numerous shareholders just like you fail to vote, we may not receive sufficient votes to approve the Proposals.

Q.   Who is entitled to vote?
A. Any person who owned shares of Sentinel Group Funds, Inc. on the record date, which was the close of business on the New York Stock Exchange on September 26, 2005, is entitled to vote on the applicable Proposals -- even if that person later sells the shares. You may cast one vote for each dollar of net asset value per share you owned on the record date.